Exhibit 99.1

Alliance Laundry Holdings LLC Reports 1st Quarter 2008 Earnings

RIPON, Wis.--(BUSINESS WIRE)--Alliance Laundry Holdings LLC announced today results for the three months ended March 31, 2008.

Net revenues for the quarter ended March 31, 2008 increased $13.4 million, or 13.8%, to $109.9 million from $96.5 million for the quarter ended March 31, 2007. Our net income for the quarter ended March 31, 2008 was $1.9 million as compared to $1.5 million for the quarter ended March 31, 2007. Adjusted EBITDA (see “About Non-GAAP Financial Measures” below) for the quarter ended March 31, 2008 increased $2.0 million to $17.7 million from $15.7 million for the quarter ended March 31, 2007.

The overall net revenue increase of $13.4 million was attributable to higher commercial laundry revenues of $13.5 million, higher service parts revenue of $0.6 million and higher European Operations revenue of $1.6 million, partially offset by higher worldwide sales eliminations of $2.3 million. The increase in commercial laundry revenues includes $8.6 million of higher North American commercial equipment revenue, $4.7 million of higher international revenue and $0.1 million of higher earnings from our off-balance sheet equipment financing program.

Included in our net income for the quarter ended March 31, 2008 was a $2.9 million non-cash charges for adjustments in the fair values of interest rate swap agreements. Included in the first quarter of 2007 was a similar charge of $0.3 million. Gross profit as a percentage of net revenues increased to 29.3% for the quarter ended March 31, 2008 from 27.7% for the quarter ended March 31, 2007, driven by higher sales volume and selling prices, partially offset by higher raw material and product distribution costs.

In announcing the Company’s results, CEO Thomas F. L’Esperance said, “I am pleased to be able to report the best first quarter the Company has ever had, particularly given the overall economic conditions we’re experiencing in the United States. Net Revenues in all of our major U.S. sales channels were up year over year.”

“These results are a remarkable testament to the strength of our brands, the quality of our products, the resiliency of the markets we serve and our employees’ unrivaled commitment to our Customer One program,” said L’Esperance.

About Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), we also disclose EBITDA and Adjusted EBITDA, which are non-GAAP measures. We have presented EBITDA and Adjusted EBITDA because certain covenants in our Senior Credit Facility are tied to ratios based on these measures. “EBITDA” represents net income before interest expense, income tax provision and depreciation and amortization, and “Adjusted EBITDA” (as defined under the Senior Credit Facility) is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Our Senior Credit Facility requires us to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum Adjusted EBITDA to cash interest expense. To the extent that we fail to maintain either of these ratios within the limits set forth in the Senior Credit Facility, our ability to access amounts available under our Revolving Credit Facility would be limited, our liquidity would be adversely affected and our obligations under the Senior Credit Facility could be accelerated. In addition, any such acceleration would constitute an event of default under the indenture governing the Senior Subordinated Notes (the “Notes Indenture”), and such an event of default under the Notes Indenture could lead to an acceleration of our obligations under the Senior Subordinated Notes. A reconciliation of EBITDA and Adjusted EBITDA with the most directly comparable GAAP measure is included below for the three months ended March 31, 2008 along with the components of EBITDA and Adjusted EBITDA.

About Alliance Laundry Holdings LLC

Alliance Laundry Holdings LLC is the parent company of Alliance Laundry Systems LLC (www.comlaundry.com), a leading designer, manufacturer and marketer in North America of commercial laundry equipment used in laundromats, multi-housing laundries and on-premise laundries. Under the well-known brand names of Speed Queen®, UniMac®, Huebsch®, IPSO®, and Cissell®, we produce a full line of commercial washing machines and dryers with load capacities from 12 to 200 pounds. We have been a leader in the North American stand-alone commercial laundry equipment industry for more than ten years. With the addition of our European Operations and Alliance Laundry’s export sales to Europe, we believe that we are also a leader in the European stand-alone commercial laundry equipment industry.

Safe Harbor for Forward-Looking Statements

With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of our business to differ materially from those expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of our products abroad; possible fluctuation in interest rates, which affects our earnings and cash flows; the impact of substantial leverage and debt service on us; possible loss of suppliers; risks related to our asset backed facilities; the availability of borrowings under our Revolving Credit Facility; dependence on key personnel; labor relations; potential liability for environmental, health and safety matters; potential future legal proceedings and litigation; and other risks listed from time to time in the Company’s reports, including, but not limited to our Annual Reports on Form 10-K.

Financial information for Alliance Laundry Holdings LLC appears on the next five pages for the three months ended March 31, 2008.

ALLIANCE LAUNDRY HOLDINGS LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$ 7,459	$ 10,594
Accounts receivable, net	17,176	13,406
Inventories, net	63,618	57,609
Beneficial interests in securitized accounts receivable	26,905	29,046
Deferred income tax asset, net	1,759	2,481
Prepaid expenses and other	3,194	2,634
Total current assets	120,111	115,770

Notes receivable, net	2,412	3,601
Property, plant and equipment, net	72,279	71,925
Goodwill	186,331	183,865
Beneficial interests in securitized financial assets	24,370	21,895
Deferred income tax asset, net	7,068	7,068
Debt issuance costs, net	7,594	8,146
Intangible assets, net	147,312	148,017
Total assets	$ 567,477	$ 560,287

Liabilities and Member(s)' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$ 486	$ 601
Revolving credit facility	-	-
Accounts payable	28,309	26,111
Other current liabilities	40,137	38,763
Total current liabilities	68,932	65,475

Long-term debt and capital lease obligations:
Senior credit facility	183,000	190,000
Senior subordinated notes	149,547	149,523
Other long-term debt and capital lease obligations	1,204	1,664

Deferred income tax liability, net	6,469	6,044
Other long-term liabilities	7,531	6,343
Total liabilities	416,683	419,049

Commitments and contingencies
Member(s)' equity	150,794	141,238
Total liabilities and member(s)' equity	$ 567,477	$ 560,287

ALLIANCE LAUNDRY HOLDINGS LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2008	2007

Net revenues:
Equipment and service parts	$ 107,444	$ 94,171
Equipment financing, net	2,471	2,371
Net revenues	109,915	96,542
Cost of sales	77,695	69,776
Gross profit	32,220	26,766

Selling, general and administrative expense	18,002	15,551
Securitization, impairment and other costs	479	530
Total operating expenses	18,481	16,081
Operating income	13,739	10,685

Interest expense	10,281	8,336
Income before taxes	3,458	2,349
Provision for income taxes	1,598	807
Net income	$ 1,860	$ 1,542

ALLIANCE LAUNDRY HOLDINGS LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2008	2007

Cash flows from operating activities:
Net income	$ 1,860	$ 1,542
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,891	4,621
Non-cash interest expense from interest rate swaps	2,926	283
Non-cash gain on commodity & foreign exchange contracts, net	(1,656)	-
Non-cash executive unit compensation	1,478	972
Non-cash income from loan forgiveness	(262)	-
Non-cash charge for pension plan accrual	479	-
Deferred income taxes	647	98
(Gain) loss on sale of property, plant and equipment	(1)	2
Changes in assets and liabilities:
Accounts receivable	(2,748)	(270)
Inventories	(5,063)	(9,211)
Other assets	1,437	6,086
Accounts payable	1,255	1,400
Other liabilities	(1,461)	(7,079)
Net cash provided by (used in) operating activities	3,782	(1,556)

Cash flows used in investing activities:
Additions to property, plant and equipment	(1,908)	(2,024)
Proceeds on disposition of assets	71	1,078
Net cash used in investing activities	(1,837)	(946)

Cash flows used in financing activities:
Principal payments on long-term debt	(7,182)	(2,132)
Issuance of common stock	1,653	-
Net cash used in financing activities	(5,529)	(2,132)

Effect of exchange rate changes on cash and cash equivalents	449	(24)

Decrease in cash and cash equivalents	(3,135)	(4,658)
Cash and cash equivalents at beginning of period	10,594	11,221
Cash and cash equivalents at end of period	$ 7,459	$ 6,563

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 10,430	$ 9,518
Cash paid for income taxes	58	58

Reconciliation of Net income to EBITDA and Adjusted EBITDA, and reconciliation of Adjusted EBITDA to Net Cash Provided by (Used in) Operating Activities for the Three Months Ended March 31, 2008 (Dollars in Thousands):

	Three Months Ended
	March 31,	March 31,
	2008	2007

Net income	$ 1,860	$ 1,542
Provision for income taxes	1,598	807
Interest expense	10,281	8,336
Depreciation and amortization (a)	4,891	4,621
Non-cash interest income included
in amortization above	(552)	(533)
EBITDA	18,078	14,773
Finance program adjustments (b)	(689)	(822)
Other non-recurring charges (c)	479	752
Other non-cash charges (d)	(178)	972
Adjusted EBITDA	17,690	15,675

Interest expense	(10,281)	(8,336)
Non-cash interest income included
in amortization above	552	533
Other non-cash interest	2,926	283
Finance program adjustments (b)	689	822
Other non-recurring charges (c)	(479)	(752)
Cash taxes paid and payable	(951)	(709)
(Gain) loss on sale of property, plant and equipment	(1)	2
Other expense	217	-
Changes in assets and liabilities	(6,580)	(9,074)
Net cash provided by (used in) operating activities	$ 3,782	$ (1,556)

(a) Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

(b) We currently operate an off-balance sheet commercial equipment finance program in which newly originated equipment loans are sold to our qualified special-purpose bankruptcy remote entity. In accordance with GAAP, we are required to record gains/losses on the sale of these equipment based promissory notes. In calculating Adjusted EBITDA, management determines the cash impact of net interest income on these notes. The finance program adjustments are the difference between GAAP basis revenues (as prescribed by SFAS No. 125/140) and cash basis revenues.

(c) Other non-recurring charges are described as follows:

  Other non-recurring charges of $0.5 million for the quarter ended March 31, 2008 relate to the Louisville, Kentucky pension plan termination which is included in the securitization, impairment and other costs line of our consolidated statements of operations.
  Other non-recurring charges for the quarter ended March 31, 2007 relate to a periodic accrual of $0.1 million under the one time retention bonus agreement with certain management employees, and $0.1 million of costs related to the transfer of the Marianna, Florida product lines to Ripon, Wisconsin which are included in the selling, general and administrative expense line of our consolidated statements of operations, and $0.5 million of costs associated with the closure of the Marianna, Florida production facility which are included in the securitization, impairment and other costs line of our consolidated statements of operations.

(d) Other non-cash charges are described as follows:

  Other non-cash charges for the quarter ended March 31, 2008 relate to $1.5 million of non-cash expense for management incentive stock options, which is included in the selling, general and administrative expense line of our consolidated statements of operations and $1.7 million of non-cash mark to market gains relating to commodity and foreign exchange hedge agreements, which are included in the cost of sales line of our consolidated statements of operations.
  Other non-cash charges for the quarter ended March 31, 2007 relate to $1.0 million of non-cash expense for management incentive stock options, which is included in the selling, general and administrative expense line of our consolidated statements of operations.

CONTACT:
Alliance Laundry Holdings LLC
Bruce P. Rounds, CFO
920-748-1634